Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Strong Fourth Quarter and Full Year 2011 Results

•	4Q same-store merchandise sales up 5.0%

•	4Q retail net merchandise margin of 33.4%

•	4Q average retail fuel gallons per store up 7.2%

•	4Q retail fuel margin averaged 18.6 cents per gallon

•	4Q Adjusted EBITDA(1) up 31% to $31.6 million

CORPUS CHRISTI, Texas, February 22, 2011 - Susser Holdings Corporation (NASDAQ: SUSS) today reported strong financial and operating results for the fourth quarter and full fiscal year 2011.
Fourth Quarter 2011 Results
Same-store merchandise sales increased by 5.0 percent, on top of a 7.3 percent increase in the fourth quarter of 2010. Average retail gallons per store increased 7.2 percent year-over-year, versus growth of 4.3 percent in the year-earlier quarter.
Retail net merchandise margin was 33.4 percent in the latest quarter, versus 33.8 percent a year ago. Retail fuel margins before credit card expense averaged 18.6 cents per gallon, compared with 15.0 cents a year ago.
Adjusted EBITDA(1) rose 31.0 percent from a year ago to $31.6 million. Gross profit totaled $128.9 million, up 14.9 percent versus the fourth quarter of 2010.
Net income was $5.3 million, or $0.29 per diluted share, versus a net loss of $1.3 million, or $0.07 per diluted share in the year-earlier quarter.
Consolidated revenues for the latest quarter totaled $1.3 billion - which was up 28.5 percent from a year ago. The year-over-year increase is driven by a 33.7 percent increase in combined revenues from both retail and wholesale fuel sales, resulting from a 12.5 percent increase in total gallons sold and an 18.8 percent increase in the average selling price per gallon of fuel, plus a 9.5 percent increase in merchandise sales.
“We delivered our 23rd consecutive year of growth in same-store sales during 2011,” said Sam L. Susser, President and Chief Executive Officer.

Susser Holdings Corporation - Page 2

“We also realized record Adjusted EBITDA(1) last year, driven by historically strong fuel margins as well as robust performance inside our Stripes® convenience stores. Our newly built stores continue to perform very well, and as a result, we plan to increase our overall capital budget in 2012 to accelerate new store construction to a planned 25 to 30 stores.
“In the fourth quarter alone, we grew same store merchandise sales by 5 percent, and despite higher fuel prices, average gallons sold per store increased more than 7 percent. Our Laredo Taco Company® restaurants continue to grow unit sales, which helps drive additional sales of high-margin drinks and snacks elsewhere in the store.
“We did experience some increases in food costs during the quarter, but they were manageable. These costs, combined with pressure on cigarette margins, had a slightly negative impact on our merchandise net margin in the fourth quarter.
“Our team remains highly focused on cost containment and increased efficiency, using technology that generates detailed store-by-store data to help us be a more competitive and effective merchandiser.
“From a macro standpoint, the Texas economy continues to perform well. December unemployment in Texas fell for the third month in a row to 7.8 percent. Home foreclosures were at their lowest level since November 2008 and there is some improvement in both new home starts and the number of existing home sales.
“Oilfield workers are an important customer segment for us, and our stores continue to benefit from the strong Texas onshore drilling rig count, which is holding steady at over 900 rigs. We are continuing to capture the benefits of drilling and related activity in the Permian Basin of West Texas and in the Eagle Ford Shale play in South Texas, both of which are within our primary market areas,” Susser said.
New Convenience Store/Wholesale Dealer Site Update
Susser opened six large-format Stripes® convenience stores during the fourth quarter of 2011, for a total of 541 retail stores in operation at year-end. For the full year, the company opened 19 new stores and closed four smaller stores. So far in 2012, one retail store has opened and six others are currently under construction.
In the wholesale fuel business, 127 new wholesale dealer sites were added during the fourth quarter, including the 121 acquired in October, and two were discontinued for a total of 565 contracted branded dealer sites at year-end. Susser added a total of 142 dealer sites and discontinued eight during fiscal 2011.
Financing Update
In December 2011 Susser issued 3,775,000 new shares of common stock for $21.75 per share and raised total net proceeds of $77.5 million, after deducting underwriting discounts, commissions and offering expenses. The Company intends to use the proceeds for growth capital for new store development and general corporate purposes, which may include opportunistic debt reduction based on market conditions. The Company completed three sale leaseback transactions in the fourth quarter for net proceeds of $6.7 million.

Susser Holdings Corporation - Page 3

Adjusted EBITDA(1) for full-year 2011 reached a record $167.0 million. The ratio of net debt to Adjusted
EBITDA(1) improved 36 basis points versus the third quarter, to 2.0 times. Net debt at January 1 totaled $330.8 million, based on total debt of $451.3 million, less cash of $120.6 million.
For the 12 months ended January 1, the Company invested $138.5 million in gross capital expenditures and $122.2 million in net capital expenditures, after considering sale leaseback and other asset sale transactions.
Fourth Quarter Financial and Operating Highlights
Merchandise - Total sales from merchandise increased by $19.1 million or 9.5 percent year-over-year to $219.0 million in the fourth quarter. Approximately $9.8 million of the increase was realized from stores that have been in operation for 12 months or more, with the remainder from new stores added over the last four quarters. Same-store merchandise sales increased 5.0 percent, on top of a 7.3 percent increase in the year-earlier quarter. Food service, packaged drinks, beer and snacks led the merchandise segment sales gains.
Net merchandise margin was 33.4 percent, compared with 33.8 percent a year ago, reflecting primarily lower cigarette margins and slightly higher year-over-year food costs. Merchandise gross profit was 8.2 percent higher than a year ago at $73.1 million.
Retail Fuel - Fourth quarter retail fuel volumes increased 9.7 percent versus a year ago to 200.1 million gallons. Average gallons sold per store per week increased 7.2 percent from a year ago to 28,900 gallons. Revenues from retail fuel sales totaled $661.0 million, a 30.2 percent increase over the prior year, reflecting a 52-cent-per-gallon increase in average pump prices along with the impact of increased gallons sold.
Retail fuel gross margin averaged 18.6 cents per gallon, compared with 15.0 cents per gallon in the fourth quarter of 2010. After deducting credit card expense, net fuel margin was 13.3 cents per gallon for the fourth quarter, compared with 10.4 cents per gallon in the year-earlier quarter. Retail fuel gross profit increased 36.1 percent versus a year ago to $37.2 million. The Company has provided quarterly fuel margin history on its website.
Wholesale Fuel - Wholesale fuel volumes sold to 565 independent, contracted dealers and other third-party customers increased 16.7 percent from a year ago to 143.8 million gallons. Wholesale fuel revenues were up 39.9 percent versus a year ago, to $403.5 million. The revenue increase is the result of a 47-cent-per-gallon increase in average wholesale selling prices, along with the increase in gallons sold.
Wholesale gross margin was 5.1 cents per gallon, which was flat compared with the fourth quarter of last year. Wholesale fuel gross profit increased by 18.6 percent year-over-year to $7.4 million.
Full-Year 2011 Financial and Operating Highlights
For the 12 months ended January 1, 2012, Susser's same-store merchandise sales grew 6.0 percent. Revenues for the full year were $5.2 billion, up 32.1 percent versus 2010, driven primarily by higher fuel prices, increased gallon volumes and higher merchandise revenues. Merchandise sales totaled $881.9 million in 2011, up 9.4 percent versus the previous

Susser Holdings Corporation - Page 4

year. Merchandise margin for the year was 33.7 percent, versus 33.6 percent in fiscal 2010.
Retail fuel margin was 23.2 cents per gallon in 2011, compared with 18.4 cents the year before. After deducting credit card expense, net fuel margin was 17.7 cents per gallon, compared with 14.0 cents per gallon in 2010. Wholesale fuel margin was 5.9 cents per gallon for fiscal 2011, compared with 5.3 cents per gallon in the prior year.
Adjusted EBITDA(1) for the full year totaled $167.0 million, up 39.2 percent from 2010. Gross profit was $557.0 million, an increase of 17.7 percent over the previous year, reflecting improved year-over-year volumes and margins in fuel and merchandise.
Net income for fiscal 2011 was $47.5 million, or $2.68 per diluted share, versus reported net income of $786,000, or $0.05 per diluted share, in fiscal 2010. Excluding the one-time impact of the debt refinancing in the second quarter of 2010, the Company would have earned $16.5 million, or $0.96 per diluted share in fiscal 2010. A reconciliation of reported to adjusted earnings is provided later in this news release.

2012 Guidance Update

The Company is providing initial guidance for fiscal 2012 as follows:

	FY 2012 Guidance	FY 2011 Results
Merchandise Same-Store Sales Growth	3.0%-6.0%	6.0%
Merchandise Margin, Net of Shortages	33.25%-34.25%	33.7%
Retail Average Per-Store Gallons Growth	1.0%-4.0%	4.9%
Retail Fuel Margin (cents/gallon) (a)	16.0-19.0	23.2
Wholesale Fuel Margin (cents/gallon)	4.0-6.0	5.9
Rent Expense (million)	$45-$47	$45.7
Depreciation, Amortization & Accretion Expense (million)	$50-$55	$47.3
Interest Expense (million)	$40-$43	$40.7
New Retail Stores (b)	25-30	19
New Wholesale Dealer Sites (b)	25-35	142
Gross Capital Spending (million) (c)	$130-$150	$139
Net Capital Spending (million) (c)	$130-$150	$122

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon for fiscal year 2011. The average retail selling price of fuel was $3.46 per gallon in fiscal 2011. The Company has provided quarterly fuel margin history on its website.

(b)
Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. Dealer sites for 2011 include 121 contracts acquired in October 2011.

(c)
Gross capital spending includes acquisitions and purchase of intangible assets. Net capital spending is gross capital spending less proceeds from sale leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing.

_______________________

Susser Holdings Corporation - Page 5

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by operating activities for the periods presented.

Fourth Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss fourth quarter results. To participate in the call, dial 480-629-9692 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser's web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through February 29 by calling 303-590-3030 and using the pass code 4506323#. An archive will be available for approximately 60 days on Susser's web site.
Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business with approximately 1,100 company-operated or contracted locations. The Company operates over 540 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 330 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to approximately 565 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to identify, acquire and integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended January 1, 2012, which will be filed on or before March 16, 2012. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation - Page 6

SUSSER HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	January 2, 2011	January 1, 2012	January 2, 2011	January 1, 2012
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$199,920	$218,989	$806,252	$881,911
Motor fuel sales	796,171	1,064,475	3,081,351	4,264,422
Other income	11,458	11,669	43,027	47,835
Total revenues	1,007,549	1,295,133	3,930,630	5,194,168
Cost of sales:
Merchandise	132,343	145,884	535,569	584,310
Motor fuel	762,604	1,019,890	2,919,722	4,050,859
Other	400	437	2,237	2,013
Total cost of sales	895,347	1,166,211	3,457,528	4,637,182
Gross profit	112,202	128,922	473,102	556,986
Operating expenses:
Personnel	37,504	40,107	149,894	160,446
General and administrative	9,033	10,669	36,699	43,273
Other operating	31,578	35,532	126,699	144,099
Rent	11,026	11,557	42,623	45,738
Loss (gain) on disposal of assets and impairment charge	2,329	(401)	3,193	1,220
Depreciation, amortization and accretion	10,911	12,513	43,998	47,320
Total operating expenses	102,381	109,977	403,106	442,096
Income from operations	9,821	18,945	69,996	114,890
Other income (expense):
Interest expense, net	(10,094)	(10,335)	(64,039)	(40,726)
Other miscellaneous	(49)	(125)	(174)	(346)
Total other expense, net	(10,143)	(10,460)	(64,213)	(41,072)
Income (loss) before income taxes	(322)	8,485	5,783	73,818
Income tax expense	(973)	(3,176)	(4,994)	(26,347)
Net income (loss)	(1,295)	5,309	789	47,471
Less: Net income (loss) attributable to noncontrolling interests	(30)	10	3	14
Net income (loss) attributable to Susser Holdings Corporation	$(1,265)	$5,299	$786	$47,457
Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$(0.07)	$0.29	$0.05	$2.74
Diluted	$(0.07)	$0.29	$0.05	$2.68
Weighted average shares outstanding:
Basic	17,039,610	18,036,593	17,018,032	17,289,337
Diluted	17,039,610	18,543,189	17,190,613	17,702,641

Susser Holdings Corporation - Page 7

SUSSER HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 2, 2011	January 1, 2012
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$47,943	$120,564
Accounts receivable, net of allowance for doubtful accounts of $1,054 at January 2, 2011 and $647 at January 1, 2012	60,356	75,275
Inventories, net	84,140	98,723
Other current assets	17,517	19,620
Total current assets	209,956	314,182
Property and equipment, net	409,153	474,243
Other assets:
Goodwill	240,158	244,398
Intangible assets, net	41,365	48,268
Other noncurrent assets	13,707	14,879
Total assets	$914,339	$1,095,970
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$132,918	$143,089
Accrued expenses and other current liabilities	44,937	49,564
Current maturities of long-term debt	550	1,492
Total current liabilities	178,405	194,145
Revolving line of credit	—	—
Long-term debt	430,756	449,837
Deferred gain, long-term portion	32,727	30,888
Deferred tax liability, long-term portion	39,261	68,216
Other noncurrent liabilities	18,627	17,950
Total liabilities	699,776	761,036
Commitment and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock $.01 par value; 125,000,000 shares authorized; 17,402,934 issued and 17,361,406 outstanding as of January 2, 2011; 21,374,451 issued and 20,814,800 outstanding as of January 1, 2012	172	210
Additional paid-in capital	186,921	269,368
Treasury stock, common shares, at cost; 41,528 as of January 2, 2011; and 559,651 as of January 1, 2012	(45)	(9,629)
Retained earnings	26,742	74,198
Accumulated other comprehensive income (loss)	—	—
Total Susser Holdings Corporation shareholders’ equity	213,790	334,147
Noncontrolling interest	773	787
Total shareholders’ equity	214,563	334,934
Total liabilities and shareholders’ equity	$914,339	$1,095,970

Susser Holdings Corporation - Page 8

Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Twelve Months Ended
	January 2, 2011	January 1, 2012	January 2, 2011	January 1, 2012
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$199,920	$218,989	$806,252	$881,911
Motor fuel – retail	507,677	660,963	1,987,072	2,715,279
Motor fuel – wholesale	288,494	403,512	1,094,279	1,549,143
Other	11,458	11,669	43,027	47,835
Total revenue	$1,007,549	$1,295,133	$3,930,630	$5,194,168
Gross Profit:
Merchandise	$67,577	$73,105	$270,683	$297,601
Motor fuel – retail	27,324	37,183	135,611	182,521
Motor fuel – wholesale	6,243	7,402	26,018	31,042
Other	11,058	11,232	40,790	45,822
Total Gross Profit	$112,202	$128,922	$473,102	$556,986
Adjusted EBITDA (1):
Retail	$18,902	$27,165	$104,027	$148,549
Wholesale	5,667	5,856	21,499	24,942
Other	(424)	(1,401)	(5,517)	(6,487)
Total Adjusted EBITDA	$24,145	$31,620	$120,009	$167,004
Retail merchandise margin	33.8%	33.4%	33.6%	33.7%
Merchandise same store sales growth	7.3%	5.0%	4.0%	6.0%
Average per retail store per week:
Merchandise sales	$29.3	$31.4	$29.6	$31.9
Motor fuel gallons	26.9	28.9	27.3	28.7
Motor fuel gallons sold:
Retail	182,430	200,092	735,763	785,582
Wholesale	123,252	143,805	494,209	522,832
Average retail price of motor fuel	$2.78	$3.30	$2.70	$3.46
Motor fuel gross profit cents per gallon:
Retail	15.0 ¢	18.6 ¢	18.4 ¢	23.2 ¢
Wholesale	5.1 ¢	5.1 ¢	5.3 ¢	5.9 ¢
Retail credit card cents per gallon	4.6 ¢	5.2 ¢	4.4 ¢	5.5 ¢

(1) See following Reconciliation of Non-GAAP Measures to GAAP Measures.

Susser Holdings Corporation - Page 9

Net Income Attributable to Susser Holdings Corporation
Impact of Non-Recurring or Unusual Items

	Twelve Months Ended
	January 2, 2011		January 1, 2012
	(dollars in thousands, except per share amounts)
	After-Tax Income	Diluted EPS	After-Tax Income	Diluted EPS
As reported	$786	$0.05	$47,457	$2.68
May 2010 refinancing	15,700	0.91	—	—
As adjusted	16,486	$0.96	47,457	$2.68

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted
EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreement and indentures.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•
they are used as performance and liquidity measures under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

Susser Holdings Corporation - Page 10
The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Twelve Months Ended
	January 2, 2011	January 1, 2012	January 2, 2011	January 1, 2012
	(dollars in thousands)
Net income (loss) attributable to Susser Holdings Corporation	$(1,265)	$5,299	$786	$47,457
Depreciation, amortization and accretion	10,911	12,513	43,998	47,320
Interest expense, net	10,094	10,335	64,039	40,726
Income tax expense	973	3,176	4,994	26,347
EBITDA	20,713	31,323	113,817	161,850
Non-cash stock-based compensation	1,054	573	2,825	3,588
Loss (gain) on disposal of assets and impairment charge	2,329	(401)	3,193	1,220
Other miscellaneous expense	49	125	174	346
Adjusted EBITDA	24,145	31,620	120,009	167,004
Rent	11,026	11,557	42,623	45,738
Adjusted EBITDAR	$35,171	$43,177	$162,632	$212,742
The following table presents a reconciliation of net cash provided by (used in) operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Twelve Months Ended
	January 2, 2011	January 1, 2012
	(dollars in thousands)
Net cash provided by operating activities	$97,933	$106,900
Changes in operating assets & liabilities	(11,681)	19,138
Amortization of deferred financing fees/debt premium/discount, net	(2,966)	(3,335)
Loss on disposal of assets and impairment charge	(3,193)	(1,220)
Non-cash stock-based compensation	(2,825)	(3,588)
Noncontrolling interest	(3)	(14)
Deferred income tax	(11,032)	(23,654)
Early extinguishment of debt	(21,449)	—
Excess tax benefits from stock-based compensation	—	550
Interest expense, net	64,039	40,726
Income tax expense	4,994	26,347
EBITDA	113,817	161,850
Non-cash stock-based compensation	2,825	3,588
Loss on disposal of assets and impairment charge	3,193	1,220
Other miscellaneous	174	346
Adjusted EBITDA	120,009	167,004
Rent	42,623	45,738
Adjusted EBITDAR	$162,632	$212,742